EXHIBIT 23.0



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-19251) pertaining to the 1992 Stock Option Plan (As Amended), in the Registration Statement (Form S-8 No. 333-30357) pertaining to the 1997 Stock Option Plan, and in the Registation Statement (Form S-8 No. 333-30173) pertaining to the Employee Stock Purchase Plan, all of Forensic Technologies International Corporation, of our report dated January 31, 1998, with respect to the consolidated financial statements of Forensic Technologies International Corporation included in the Annual Report (Form 10-KSB) for the year ended December 31, 1997.

                                          /s/ Ernst & Young LLP



Baltimore, Maryland
March 27, 1998